Exhibit 5.1
                             Dieterich & Associates
                          11300 W. Olympic Blvd., #800
                              Los Angeles, CA 90064


October 20, 2004
Crescent Moon, Inc.
2557 Cannan Road

Bloomfield, New York 14469


Gentlemen:

         I refer to the Registration Statement on Form SB-2, the "Registration Statement" filed by Crescent Moon, Inc., a Wyoming corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the selling shareholders listed therein of 250,000 shares of common stock, $0.001 par value per share (the "Stock").

         As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In such examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.


         Upon the basis of this examination, I am of the opinion that under Wyoming law including the statutory provisions, all applicable provisions of the Wyoming constitution and reported judicial decisions interpreting those laws, the 250,000 shares of stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable. If transferred or sold in accordance to the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.


         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states.

Sincerely,

/s/ Christopher H. Dieterich, Esq.,
for Dieterich & Associates